DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), MARCH 31, 1997 AND DECEMBER 31, 1996

                               March 31,        December 31,
                                 1997               1996
ASSETS

CASH AND CASH EQUIVALENTS     $1,367,434         $1,455,407
PROPERTY                       8,148,485          8,283,118
OTHER ASSETS                     112,275             72,944

TOTAL                         $9,628,194         $9,811,469

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $1,887,271         $2,008,655

PARTNERS' EQUITY:
General Partners                 (64,619)           (64,000)
Limited Partners               7,805,542          7,866,814
     Total partners' equity    7,740,923          7,802,814

TOTAL                         $9,628,194         $9,811,469

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                March 31,          March 31,
                                  1997               1996
REVENUES:
Rental Income                   $645,246           $635,761
Interest                          11,309              8,414
     Total revenue               656,555            644,175

EXPENSES:
Operating Expenses               333,454            342,540
General and administrative        63,952             67,476
     Total expenses              397,406            410,016

NET INCOME                      $259,149           $234,159

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $256,558           $231,817
    General partners               2,591              2,342
TOTAL                           $259,149           $234,159

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $8.07              $7.29

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1995     ($60,475)     $8,215,788   $8,155,313

NET INCOME                         2,342         231,817      234,159
DISTRIBUTIONS                     (3,210)       (317,830)    (321,040)

EQUITY AT MARCH 31, 1996        ($61,343)     $8,129,775   $8,068,432

EQUITY AT DECEMBER 31, 1996     ($64,000)     $7,866,814   $7,802,814

NET INCOME                         2,591         256,558      259,149
DISTRIBUTIONS                     (3,210)       (317,830)    (321,040)

EQUITY AT MARCH 31, 1997        ($64,619)     $7,805,542   $7,740,923

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                      March 31,          March 31,
                                        1997               1996

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 259,149        $ 234,159
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        134,633          134,632
  Changes in assets and liabilities:
     Increase(Decrease) in other assets  (39,331)         (47,584)
     (Decrease)Increase in liabilities  (121,384)          96,635
Net cash provided by operating
  activities                             233,067          417,842

CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchase of property and equipment           0          (54,667)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (321,040)        (321,040)


NET (DECREASE)INCREASE IN CASH AND
 CASH EQUIVALENTS                        (87,973)          42,135

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,455,407        1,132,783
At end of period                      $1,367,434       $1,174,918

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of March 31, 1997, and for the periods ended March 31, 1997 and 1996 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of March 31, 1997, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,822,909
        Furniture and Equipment                2,799
        Total                             12,915,590
        Less: Accumulated Depreciation   ( 4,767,105)
        Property - Net                   $ 8,148,485

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.